Exhibit 99.1

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES

ACQUISITION OF HOMETOWN BANCSHARES, INC.

SPRINGFIELD, MISSOURI, December 1, 2017 /(GLOBE NEWSWIRE) -- Springfield, Missouri-based Guaranty Federal Bancshares, Inc. ("Guaranty") (Nasdaq: GFED) and Carthage, Missouri-based Hometown Bancshares, Inc. ("Hometown") jointly announced today that they have executed a definitive Agreement and Plan of Merger providing for the merger of Hometown with and into Guaranty.

Under the terms of the definitive merger agreement, each share of Hometown common stock will receive $20.00 in cash. The transaction is valued at approximately $4.6 million.

Hometown is the holding company for Hometown Bank. Hometown Bank has assets of approximately $183 million, loans of $150 million and deposits of $159 million as of September 30, 2017. Following consummation of the merger, Guaranty will have approximately $950 million in assets with 18 branch banking offices located in Missouri.

Shaun A. Burke, President and Chief Executive Officer of Guaranty stated, “We are extremely honored to welcome the clients and employees of Hometown to Guaranty. Hometown and Guaranty were built based upon their communities’ needs for a bank that could deliver local, customized financial products and solutions. This transaction also provides the opportunity for Guaranty to fulfill a strategic objective of further expansion in the Joplin MSA where we have already seen significant loan growth since the establishment of our loan production office in April of 2016.”

Lonnie Heckmaster, President of Hometown Bancshares, Inc. said, “We are pleased that Hometown will be joining Guaranty. Hometown and Guaranty share a similar culture as well as a shared vision of community banking, with an emphasis on the customer. This merger will allow us more capital and banking products to better serve the communities we committed to when we created Hometown Bank 19 years ago.”

The transaction is expected to provide earnings accretion for Guaranty in excess of 20%. Estimated tangible book value dilution at closing of approximately 7% is expected to be earned back in approximately 3 years using the "cross-over" method. The acquisition is subject to the approvals of the appropriate banking regulatory authorities and the approval of the shareholders of Hometown. The transaction is anticipated to be completed during the first quarter of 2018 with the merger of Hometown Bank into Guaranty Bank, Guaranty’s wholly-owned subsidiary bank, in the second or third quarter of 2018.

Financial advisors involved in the transaction were Raymond James & Associates, Inc., representing Guaranty and The Capital Corporation, representing Hometown.

Legal representations in the transaction include Barack Ferrazzano Kirschbaum & Nagelberg LLP for Guaranty and Stinson Leonard Street LLP for Hometown.

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 11 full-service branches in Greene, Christian and Jasper Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

About Hometown Bancshares, Inc.

Hometown Bancshares, Inc. is the holding company for Hometown Bank, a locally operated bank focused on providing exceptional customer service and improving the communities it serves. Opened in 1998, Hometown Bank serves the communities of Carthage, Joplin, Neosho, Oronogo and Pineville through its seven locations.

Cautionary Language Concerning Forward-Looking Statements

Guaranty may from time to time make written or oral “forward-looking statements,” including statements contained in Guaranty’s filings with the SEC, in its reports to stockholders and in other communications by Guaranty, which are made in good faith by Guaranty pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of Guaranty’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond Guaranty’s control). The following factors, among others, could cause Guaranty’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which Guaranty conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for Guaranty’s products and services; Guaranty’s success in gaining regulatory approval of our products and services, when required; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; the ability to successfully manage and integrate any future acquisitions if and when Guaranty’s board of directors and management conclude any such acquisitions are appropriate; changes in consumer spending and saving habits; Guaranty’s success at managing the risks resulting from these factors; and other factors set forth in reports and other documents filed by Guaranty with the SEC from time to time.

Contacts: Shaun A. Burke, President and CEO or Carter M. Peters, CFO

1341 W. Battlefield

Springfield, MO 65807

417-520-4333